EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Tim Smith/Louis Adams, Media Relations   Chuck Sonsteby, Investor Relations
                  (972) 770-4959 /(972) 770-4967                    (972) 770-9406

          BRINKER INTERNATIONAL REPORTS $0.47 EARNINGS PER SHARE

             DALLAS (April 23, 2003) - Dallas-based Brinker International, Inc. (NYSE - EAT), a leader in the casual dining industry, reported its earnings per share increased 38.2 percent for the company's third quarter ended March 26, 2003. Net income for the third quarter of fiscal 2003 was $46.2 million or $0.47 diluted earnings per share as compared to $34.2 million or $0.34 per share, reported in the same quarter of fiscal 2002.  Exclusive of the California labor settlement recorded in the third quarter of fiscal 2002, earnings per share increased 14.6 percent.

            Brinker reported third quarter revenues for the 13-week period of $840.8 million, an increase of 12.7 percent compared with the $745.8 million reported for the same period in fiscal 2002.  These revenue gains were primarily driven by a combination of 11.6 percent capacity gains and overall comparable same store sales for all Brinker concepts, which were up 0.9 percent for the quarter.  Quarterly comparable same store sales were up 2.3 percent at Chili's and up 0.3 percent at Maggiano's.  Comparable same store sales were down 1.1 percent at Macaroni Grill and down 1.8 percent at On The Border.

            "Our long term strategic game plan continues to deliver solid results." said Ron McDougall, Brinker's Chairman and CEO.  " While this quarter contained some unusual challenges, we responded by executing our plans and driving our business forward.  Our teams have done an exceptional job, remaining focused and adapting to a changing environment."

            Brinker estimates fourth quarter earnings per share for fiscal 2003 to be $0.55 to $0.56 based on expectations of comparable same store sales growth in the 1 to 2 percent range.

            Brinker continues to be active in its share repurchase program, acquiring approximately 435,000 shares during the third quarter.  Since the inception of its share repurchase program, the company has purchased approximately $380.9 million of its common stock.

            Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live at the following Web site address:http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EAT&script=1010&item_id=729763 at 10 a.m. CDT today (April 23).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site (www.brinker.com) until the end of the day April 25, 2003.

            At the end of the third quarter of fiscal 2003, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,370 restaurants under the names Chili's Grill & Bar (880 units), Romano's Macaroni Grill (196 units), On The Border Mexican Grill & Cantina (134 units), Maggiano's Little Italy (24 units), Cozymel's Coastal Grill (15 units), Corner Bakery Cafe (84 units), Big Bowl Asian Kitchen (17 units), and Rockfish Seafood Grill (20 units).

            The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 26, 2003	March 27, 2002	March 26, 2003	March 27, 2002

Revenues	$840,776	$745,786	$2,409,178	$2,104,192

Operating Costs and Expenses:
Cost of Sales	231,054	207,871	659,151	584,529
Restaurant Expenses	461,360	417,407	1,332,309	1,161,487
Depreciation and Amortization	40,380	34,273	116,238	92,610
General and Administrative	34,810	29,586	99,131	87,833
Total Operating Costs and Expenses	767,604	689,137	2,206,829	1,926,459

Operating Income	73,172	56,649	202,349	177,733

Interest Expense	3,730	4,034	10,151	10,655
Other, Net	237	998	(593)	1,806

Income Before Provision for Income Taxes	69,205	51,617	192,791	165,272
Provision for Income Taxes	23,045	17,447	64,402	56,832
Net Income	$46,160	$34,170	$128,389	$108,440

Basic Net Income per Share	$0.48	$0.35	$1.32	$1.11

Diluted Net Income per Share	$0.47	$0.34	$1.30	$1.08

Basic Weighted Average
Shares Outstanding	97,025	97,694	96,996	97,924
Diluted Weighted Average
Shares Outstanding	98,901	100,652	98,988	100,588

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 26, 2003	June 26, 2002
ASSETS
Total current assets	$136,176	$141,954
Net property and equipment	1,473,644	1,355,417
Total other assets	280,032	285,965
Total assets	$1,889,852	$1,783,336

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$331,840	$302,220
Long-term debt, less current installments	395,348	426,679
Other liabilities	84,085	77,341
Total shareholders' equity	1,078,579	977,096
Total liabilities and shareholders' equity	$1,889,852	$1,783,336

FOR ADDITIONAL INFORMATION, CONTACT:

CHUCK SONSTEBY
INVESTOR RELATIONS
(972) 770-9406
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units Dec. 25, 2002	Third Quarter Fiscal2003 Net Activity	Total Units Mar. 26, 2003	Projected Openings Fiscal 2003
Company-Owned Units:
Chili's	664	13	677	63-65
Macaroni Grill	188	1	189	20-22
On The Border	115	-	115	3-5
Maggiano's	23	1	24	4-5
Cozymel's	15	-	15	1
Corner Bakery	78	3	81	10-12
Big Bowl	16	1	17	7-8
	1,099	19	1,118	108-118

JV/Franchise Units:
Chili's	200	3	203	19-22
Macaroni Grill	6	1	7	2
On The Border	19	-	19	1
Corner Bakery	3	-	3	1
Rockfish	16	4	20	6-8
	244	8	252	29-34

Total Units:
Chili's	864	16	880	82-87
Macaroni Grill	194	2	196	22-24
On The Border	134	-	134	4-6
Maggiano's	23	1	24	4-5
Cozymel's	15	-	15	1
Corner Bakery	81	3	84	11-13
Big Bowl	16	1	17	7-8
Rockfish	16	4	20	6-8
	1,343	27	1,370	137-152